Exhibit 99.1

Execution Version

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT OF
AFYA LIMITED

This Amended and Restated Shareholders’ Agreement of Afya Limited (“Agreement” or “Shareholders’ Agreement”) is signed and delivered as a deed on 7 June 2021 and is entered into by and among the following parties:

(1)       NICOLAU CARVALHO ESTEVES, an individual resident at Alameda do Morro, No. 85, Edifício Zeus, apartment 500, Vila da Serra, Zip Code 34006-083, City of Nova Lima, State of Minas Gerais (“Nicolau”);

(2)       ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES, an individual resident at Alameda do Morro, No. 85, Edifício Zeus, apartment 500, Vila da Serra, Zip Code 34006-083, City of Nova Lima, State of Minas Gerais (“Rosângela” and, together with Nicolau, hereinafter referred as the “Original Shareholder”);

(3)       BERTELSMANN SE & CO. KGAA, a company headquartered in the City of Gütersloh, Germany, (“Bertelsmann”);

(the Original Shareholder and Bertelsmann are hereinafter referred together as the “Shareholders” or the “Parties” and, individually as a “Shareholder” or a “Party”)

and,

(4)       RENATO TAVARES ESTEVES, an individual resident at Alameda do Morro, nº 85, Edifício Zeus, apartment 500, Vila da Serra, Zip Code 34006-083, City of Nova Lima, State of Minas Gerais (“Renato”);

(5)       LÍLIAN TAVARES ESTEVES DE CARVALHO, an individual resident at Alameda do Morro, nº 85, Edifício Zeus, apartment 500, Vila da Serra, Zip Code 34006-083, City of Nova Lima, State of Minas Gerais (“Lílian”); and

(6)       VANESSA TAVARES ESTEVES, an individual resident at Alameda do Morro, nº 85, Edifício Zeus, apartment 500, Vila da Serra, Zip Code 34006-083, City of Nova Lima, State of Minas Gerais (“Vanessa”).

(Renato, Lílian and Vanessa are hereinafter referred together as the “Successors”).

WHEREAS:

(A)       On 7 July 2019, Nicolau, Rosângela, Crescera Educacional II Fundo de Investimento em Participações Multiestratégia, a private equity investment fund established as a closed-end investment fund, represented by its managing agent, Intrag Distribuidora de Títulos e Valores Mobiliários Ltda., a limited liability company, headquartered in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza, No. 100, Torre Itaúsa (“Crescera”), and Renato, Lílian and Vanessa entered into the Original Shareholders’ Agreement (the “Original Shareholders’ Agreement”);

(B)       Pursuant to a share purchase agreement dated as of 7 June 2021 between Crescera and Erste WV Gütersloh GmbH, a wholly-owned subsidiary of Bertelsmann, Bertelsmann shall purchase all of the Shares (as defined below) held by Crescera, (the “Transaction”) and in connection therewith, the parties hereto desire to amend and restate the Original Shareholders’ Agreement;

(C)       The Shareholders are the holders of record of all Class B Common Shares (the “Shares”) issued by Afya Limited, an exempted company incorporated under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(D)       Prior to the closing of the Transaction date, the Company shall adopt its Amended and Restated Memorandum of Association and Articles of Association (as may be amended, modified and supplemented from time to time, the “Organizational Documents”) setting forth certain matters in relation to the constitution of the Company; and

(E)       The Shareholders have agreed to enter into this Agreement for the purpose of regulating the exercise of the rights, powers, interests and obligations of the Shareholders with respect to the Company and such other matters as are set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1.       Definitions. In interpreting this Agreement (including its Exhibits), the following terms and capitalized words shall have the meanings set forth below.

“Affiliate”	in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is Under Common Control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents and children, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is Under Common Control with, such entity.
“Afya Brazil”	means Afya Participações S.A., a wholly-owned subsidiary of the Company, registered before the Brazilian Taxpayer’s Register Under No. 23.399.329/0001-72.
“Agreement” or “Shareholders' Agreement”	means this agreement.

“Arbitration Chamber”	has the meaning set forth in Section 11.4.
“Arbitral Tribunal”	has the meaning set forth in Section 11.5.
“Bertelsmann”	has the meaning set forth in the preamble.
"Brazilian Reais"	means the lawful currency of the Federal Republic of Brazil and any amounts expressed in other currencies shall be converted into Brazilian Reais at prevailing market rates.
“Business Day”	means any day on which banks are not required or authorized by law to close in the City of New York/NY, USA and/or in the following cities in Brazil: in the City of São Paulo, State of São Paulo, in the City of Nova Lima, State of Minas Gerais, in the City of Brasilia, Federal District, or in the City of Rio de Janeiro, State of Rio de Janeiro.
"Class B Common Shares"	means Class B Common Shares of par value US$0.00005 issued by the Company, having the rights and obligations set out in the Organizational Documents.
“Competing Business”	means any and all activities or business developed or carried out related to: (i) the offering of higher education courses (undergraduate degrees, master's degrees, PhDs, specialization, postgraduate diplomas, MBAs, and the completion of studies for the validation of foreign medical and other diplomas), elementary education, secondary education, technical education and non-regulated education, all taught in person and/or at distance in all the national territory; and (ii) the production of content for courses in higher education, elementary education, high school, technical education and non-regulated health education.
“Company”	has the meaning set forth in the preamble.
“Control” (including the terms “Controls,” “Controlled by” and “Under Common Control with”)	means, with respect to any Person or group of Persons (“Controlling Person”), directly or indirectly: (a) the ability of the Controlling Person, whether through the ownership of voting securities of another Person ("Controlled Person") or by contract or otherwise to: (i) elect the majority of the board of directors or other similar managing body of such Controlled Person, or (ii) direct the management policies of such Controlled Person, or (b) the ownership of rights that entitle the Controlling Person to have the majority of the votes in such Controlled Person’s general meeting.
"Deed of Adherence"	has the meaning set forth in Section 2.3.
“Disputes”	has the meaning set forth in Section 11.2.

“Excluded Business”	has the meaning set forth in Section 9.1.1.
“Governmental Agent”	means anyone holding, even temporarily or without remuneration, after election, appointment, designation, engagement, or any other form of grant of term of office, office, position and/or public employment in any Governmental Authority or political party.
“Governmental Authority”	means, with respect to any country, nation, government, or other jurisdiction, any (i) federal, national, supranational, state, local, municipal, foreign or similar government; and (ii) entity, authority or body, governmental or quasi-governmental authority of any nature, including, but not limited to executive, legislative, judicial, regulatory or administrative duties, including any authority, agency, department, board, commission, self-managed governmental entity or self-regulatory organization, any court, tribunal or arbitrator.
“Law”	means any law, code, ordinance, judicial or administrative decision, arbitration award, sentence, permission, regulation or rule of any Governmental Authority, and their amendments in force at any time.
“Nicolau”	has the meaning set forth in the preamble.
"Organizational Documents"	has the meaning set forth in the preamble.
“Original Shareholder”	has the meaning set forth in the preamble and Section 1.3.
“Permitted Transferee”	Means an Affiliate of a Shareholder.
“Person”	means any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity;
“Related Parties”	means: (i) with respect to a Person other than an individual, any of the Controlled Persons, Controlling Persons and/or any other Person under common Control with, and/or shareholders and/or quota holders, which hold directly or indirectly more than ten percent (10%) of the voting rights of such Person, and its employees and/or administrators; and (ii) in relation to an individual: (a) all immediate family members; and (b) any entity in which such individual holds directly or indirectly more than ten percent (10%) of the shares of the voting rights.
“Shareholder” or “Shareholders”	has the meaning set forth in the preamble.
“Shares”	has the meaning set forth in the preamble.

“Subsidiary”	means, with respect to the Company, any company or other organization, whether incorporated or unincorporated, that, at the time of determination, is directly or indirectly wholly-owned or Controlled by such Person and/or any one or more of its Subsidiaries.
“Successors”	has the meaning set forth in the preamble.
“Transfer”	means, with respect to any securities: to sell, assign, dispose of, donate, exchange, encumber or otherwise transfer such securities or any participation or interest therein (comprising any legal and/or beneficial rights related to or derived from such securities), whether directly or indirectly (including via the transfer of securities to any Affiliate of any Person that is subsequently transferred in whole or in part to another Person), or agree or commit to do any of the foregoing.

1.2.       Construction. This Agreement shall be governed and construed pursuant to the following principles (except where the context otherwise requires): (a) Section and Exhibit headings shall not affect the interpretation of this Agreement; (b) the terms “also”, “including”, and other similar terms are not intended to be exclusive and shall be read as if they were accompanied by the phrase “by way of example” and “without limitation”; (c) whenever required by the context, the definitions included in this Agreement shall apply both in singular and plural and the male gender shall include female gender and vice-versa, without changing the meaning; (d) a reference to this Agreement, or to any other agreement or document is a reference to such agreement or document as varied, superseded, novated (in each case other than in breach of the provisions of such agreement or document); (e) unless otherwise expressly established in this Agreement, references to Sections, items or Exhibits apply to Sections items and Exhibits hereof, the Exhibits forming part of this Agreement; and (f) all references to the Parties include their authorized successors, representatives and assignors.

1.3.        Nicolau – Representative of Original Shareholder. The term “Original Shareholder” shall include Nicolau and Rosângela, collectively, it being understood that all acts taken and/or decisions made by Nicolau within the scope hereof shall be construed as taken or made by Nicolau and Rosângela, jointly, as a result of the power-of-attorney in Section 1.4. For the avoidance of doubt, all obligations of the Original Shareholder contained herein apply to Nicolau and Rosângela, on a joint basis.

1.4.       Rosângela hereby appoints Nicolau as her true and lawful attorney, and proxy, having the power to take all acts as provided for herein in Rosângela's name and on her behalf and sign all documents required for the purposes provided for in this Agreement. For the avoidance of doubt, the power-of-attorney and proxy granted herein includes the powers to represent Rosângela as shareholder of the Company, including the ability to sign corporate documents, vote at meetings of the Company including meetings to approve the accounts of the Company, as well as to exercise any rights inherent to a shareholder of the Company. This power of attorney shall remain in force and be irrevocable until this Agreement terminates at which point it shall be of no further effect.

2.       SHARES SUBJECT TO THE SHAREHOLDERS’ AGREEMENT

2.1.       Shares Bound by this Agreement. This Agreement is binding on the Parties.

2.2.       Each Party, by entering into this Agreement, undertakes to comply with and cause full compliance with all provisions set forth in this Agreement, and agrees that any act and/or measure taken contrary to the provisions set forth herein and/or that represents a violation of its obligations hereunder shall be null and void.

2.3.       Supervening Adhesion. As a condition of any Permitted Transferee becoming the holder of Class B Common Shares of the Company, such prospective holder shall be required to become party to this Agreement by entering into a Deed of Adherence in the form attached hereto as Exhibit 1 (“Deed of Adherence”), and upon so doing will become a Party. The existing Shareholders acknowledge and accept the joinder of such Persons to this Shareholders’ Agreement through the execution of the applicable Deed of Adherence and hereby grant an irrevocable power of attorney to the Company from time to time to enter into the Deed of Adherence on their behalf, such power of attorney to terminate when this Agreement terminates. The Deed of Adherence shall ensure that prospective shareholders are subject to the same obligations and benefit from the same rights as existing Shareholders under this Agreement, as applicable.

2.4.       Organizational Documents. If there is an inconsistency between the provisions of this Agreement and the Organizational Documents, the provisions of this Agreement shall prevail as between the Parties to it and each Party shall take all necessary measures to amend, waive or suspend conflicting provisions in the Organizational Documents to the fullest extent permitted by law so as to resolve such conflict.

2.5.       Registration and Annotation. The Shareholders shall procure that the Company file this Agreement as required by Brazilian Law (including registering it in the Registered Nominative Common Share Books of the Company's relevant Subsidiaries).

3.       PARTIES' REPRESENTATIONS AND WARRANTIES

3.1.       Representations and Warranties of the Shareholders. Each Party represents and warrants that it:

(i)       it has full power, authority and capacity to sign this Agreement, and any further documentation required hereby and that the duties and obligations herein are valid and enforceable obligations against such Party;

(ii)       the assumption and execution of the obligations contained in this Agreement do not result in and will not result in a breach of, default under or falsehood of any nature and to any degree, relating to any agreement, or any other instrument entered into or provided by the Shareholders or to which the Shareholders are bound or subject and shall not imply or cause any punishment, sanction or penalty to the Shareholders; and

(iii)       this Agreement: (a) was freely and legally entered into by the relevant Party and constitutes a legal, valid, effective, and binding obligation undertaken by the Shareholders, enforceable according to its terms and to the extent defined herein; and (b) shall exclusively govern the relationship between the Parties in relation to the Company, as its shareholders.

4.       MANAGEMENT

4.1.       Qualification of the Directors and Officers. Each Party agrees that any person recommended by them to a position of a Director or Officer of the Company shall be of good reputation, and of sufficient skill and experience for the role in question, including evidencing technical competence for the performance of his or her duties and having relevant experience in markets similar to the Company’s. Each such person may receive market standard compensation, subject to such person's right to waive the right to be compensated.

4.2.       Directors' and Officers' Indemnity Insurance. The Shareholders shall use best efforts to procure that the Company shall maintain in place a policy of directors' and officers' liability insurance with a reputable insurance provider to provide liability insurance for the Company's directors and officers during their terms of appointment on market standard terms.

5.       [INTENTIONALLY OMITTED]

6.       FOLLOW ON; REGISTRATION RIGHTS

6.1.       Follow On. If the Parties intend to Transfer Shares (a “Follow On”), the Party pursuing the transaction shall notify the other Shareholder(s) in advance about its intention to do so (as permitted in the context of the transaction), provided that nothing in this Section 6.1 shall be interpreted as a restriction requiring authorization by the other Shareholder(s) on the consummation of such a proposed transaction.

6.2.       Registration Rights. The Parties agree to cooperate to ensure that the Company enters into a customary registration rights agreement with the Parties (or a Party, as applicable) to facilitate the public resale of Shares by any Party.

7.       [INTENTIONALLY OMITTED]

8.       [INTENTIONALLY OMITTED]

9.       NON-COMPETE AND NON SOLICITATION

9.1.       Original Shareholder's Non-Compete Obligation. While Bertelsmann holds an interest in the Company or any of its Subsidiaries, the Original Shareholder (and the Successors) undertake not to, on their own behalf and undertake to use best efforts to procure that its Affiliates, family members and Related Parties shall not, directly or indirectly carry on, be engaged or concerned or interested in a Competing Business.

9.1.1.        Notwithstanding Section 9.1, the Original Shareholder may pursue opportunities in connection with the furtherance of the objects and purposes of Gidane – Consultoria e Administração Educational Ltda. a company incorporated in Brazil enrolled with the CNPJ/MG under No. 04.308.271/0001-60, duly registered with the competent board of trade until August 23, 2016 (the “Excluded Business”). For the avoidance of doubt activities conducted through any subsidiary of the Excluded Business are not permitted.

9.1.2.       Activities related to the validation of foreign diplomas (revalida) are specifically excluded from the definition of Excluded Business.

9.1.3.       In light of significance of the relationships with Clients, Managers and Employees built up by the Original Shareholder, and in light of the influence of the Original Shareholder on the local and national markets of higher education, the Parties agree that this Section 9.1 (non-competition) is necessary to protect and maintain the Company’s and its Subsidiaries’ business, activities, and assets. Therefore, the Parties understand and agree that the exceptions set out in Section 9.1.1 are to be restrictively construed and governed by the principles of good faith and reasonability.

9.1.4.       Failure to perform the non-compete obligation by the Original Shareholder shall entail payment of a non-compensatory fine in the amount of twenty million Brazilian Reais (R$20,000,000.00) per infraction.

9.2.       Obligation of Non Solicitation of the Original Shareholder. The Original Sharholder undertakes not to, on its behalf and undertakes to use best efforts to procure that its Affiliates, family members and related Persons shall not, directly or indirectly:

(i)       solicit, canvass or approach or endeavour to solicit, canvass or approach any Employee or Manager of the Company or its Subsidiaries to leave such companies; or

(ii)       do or say anything which is harmful to the reputation of the Company or which may lead any Person or Client to cease to deal with the Company or deal with it on substantially different terms to those previously offered.

9.2.1.       For purposes of the provisions set forth in Sections 9.1.3 and 9.2 above: (i) “Client” means any current student or any other type of client (including corporate clients) under contract to the Company and/or any of its Subsidiaries and any Person to whom the Company and/or any of its Subsidiaries have provided services in the 12 months before the date of the Original Shareholders’ Agreement; and (ii) “Employee or Manager” means all employees with management positions or positions of strategic relevance to the Company and/or any of its Subsidiaries, whether employed by the Company its Affiliates or Subsidiaries, and any such person whose employment ended in the 12 months preceding the date of the Original Shareholders’ Agreement (for any reason).

9.2.2.       Failure to perform this obligation by the Original Shareholder shall entail a payment of a non-compensatory fine in the amount of five million Brazilian Reais (R$5,000,000.00), or equivalent amount in foreign currency, if outside Brazil, per infraction.

9.2.3.       Price of Non-compete and Non Solicitation of the Original Shareholder. The Shareholders acknowledge and agree that: (i) the non-compete and no solicitation obligations provided for in Sections 9.1 and 9.2 above represent a genuine pre-estimate of loss.

10.       EFFECTIVENESS

10.1.       Effectiveness. This Agreement shall become automatically effective, without any further action by the Parties, upon the closing of the Transaction and shall remain in full force and effect for 20 years from the date of the Original Shareholders’ Agreement. The Agreement shall be automatically extended for additional 20-year periods unless any Party informs the other Parties in writing, no less than 60 Business Days in advance of that date, of its decision to terminate this Agreement.

10.2.       Early Termination. If each Party so agrees, this Agreement can be terminated immediately. In case either Shareholder ceases to hold Class B Common Shares for any other reason than a Permitted Transfer in accordance with the terms of this Agreement, this Agreement shall be automatically terminated.

11.       APPLICABLE LAW AND DISPUTE RESOLUTION

11.1.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

11.2.       Dispute Resolution. Parties shall use all reasonable efforts to settle any and all disputes arising out of, or in connection with this Agreement amicably. If it is not possible to reach an amicable settlement, the Parties hereby agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including all matters regarding its existence, validity, interpretation, performance, breach or termination (“Disputes”) shall be finally determined by arbitration, pursuant to the following provisions.

11.3.       This arbitration agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

11.4.       The arbitration shall be administered by the Arbitration Center of the Brazil-Canada Chamber of Commerce (“Arbitration Chamber”), pursuant to the Arbitration Chamber’s rules of arbitration in force as at the date a request of arbitration is filed (“Rules”).

11.5.       The arbitral tribunal shall consist of three arbitrators (“Arbitral Tribunal”), one appointed by the Party, or Parties jointly, who requested the arbitration, and the other, by the Party, or Parties jointly, against whom the arbitration has been filed. The third arbitrator, who shall act as president of the Arbitral Tribunal, shall be appointed by the two party-appointed arbitrators. Should any of the Parties, or the party-appointed arbitrators, fail to appoint an arbitrator, the appointment shall be made in accordance with the Rules.

11.5.1.       The Arbitral Tribunal shall not have any powers to act as amiable compositeur or settle the arbitration ex aequo et bono.

11.5.2.       The Intervening Party expressly agrees to this arbitration clause and to submit to the arbitral award.

11.6.       The arbitration shall be in English, provided that the Parties shall be able to submit evidence in Portuguese without the need for translation. The seat of arbitration shall be the city of São Paulo, State of São Paulo, where the arbitration award shall be rendered in writing, without prejudice to the Arbitral Tribunal’s power to order proceedings, including hearings, elsewhere, upon the Parties agreement.

11.7.       Before the constitution of the Arbitral Tribunal, Parties shall be entitled to request preservation or interim measures exclusively from the courts in São Paulo, Brazil or any other having jurisdiction over the Parties or the relevant assets. For the avoidance of doubt, this shall not impair the existence, validity or effectiveness of this arbitration agreement, nor represent a waiver to it. Upon constitution of the Arbitral Tribunal, any requests for conservatory or interim measures shall be submitted to the Arbitral Tribunal, who shall have exclusive jurisdiction and powers to uphold, amend or suspend any measures previously granted by an applicable court, pursuant to the Rules.

11.8.       The arbitral award shall be final and binding on the Parties and shall not be subject to any appeal, except for requests of correction, interpretation and clarification of the award, as set out by the Rules.

11.9.       The Parties shall bear the costs and expenses of the arbitration, including arbitrators’ fees, as set out by the Rules. The arbitral award shall allocate to the losing party, or to both parties, in proportion to their relative success on their claims and counterclaims, the payment of (i) the expenses or any other amounts paid or due to the Arbitration Chamber; (ii) the fees paid or due to the arbitrators; (iii) the fees paid or due to any tribunal-appointed experts, translators, secretaries, steno typists and any other auxiliaries appointed by the Arbitral Tribunal, as well as (iv) non-contractual attorney’s fees. Any other expenses such as contractual attorney’s fees, party-appointed expert’s fees, general expenses and any other costs incurred by the Parties, including but not limited to, photocopying, authentications, legalization and travel, shall not be reimbursed.

12.       MISCELANEOUS

12.1.       Succession of Nicolau. In the event of the death, incapacitation or permanent disability of Nicolau, the Successors and Rosângela shall be construed as a single unit and the definition of Original Shareholder shall be adjusted to include the Successors, and all obligations of the Original Shareholder contained herein shall therefore apply to the Successors and Rosângela, jointly. In such event, Rosângela, Lílian and Vanessa hereby appoint Renato as their proxy and as their true and lawful attorney, having the power to take all acts as provided for herein in their name and on their behalf and sign all documents required for the purposes provided for in this Agreement. For the avoidance of doubt, the proxy and power-of-attorney granted herein includes the powers to represent Rosângela, Lílian and Vanessa as shareholder of the Company, including the ability to sign corporate documents, vote at meetings of the Company including meetings to approve the accounts of the Company, as well as to exercise any rights inherent to a shareholder of the Company. This power of attorney shall remain in force and be irrevocable until this Agreement terminates at which point it shall be of no further effect.

12.2.       Succession of Rosângela. In the event of the death, incapacitation or permanent disability of Rosângela, the Successors and Nicolau shall be construed as a single unit and the definition of Original Shareholder shall be adjusted to include the Successors, and all obligations of the Original Shareholder contained herein shall therefore apply to the Successors and Nicolau, jointly. In such event, Renato, Lílian and Vanessa hereby appoint Nicolau as their proxy and as their true and lawful attorney, having the power to take all acts as provided for herein in their name and on their behalf and sign all documents required for the purposes provided for in this Agreement. For the avoidance of doubt, the proxy and power-of-attorney granted herein includes the powers to represent Renato, Lílian and Vanessa as shareholder of the Company, including the ability to sign corporate documents, vote at meetings of the Company including meetings to approve the accounts of the Company, as well as to exercise any rights inherent to a shareholder of the Company. This power of attorney shall remain in force and be irrevocable until this Agreement terminates at which point it shall be of no further effect.

12.3.       Compulsory Transfer. If both Nicolau and Rosângela are compelled to Transfer their Shares pursuant to Article 23.3 of the Company's Articles of Association (or other relevant provision from time to time), the Successors shall be construed as a single unit and the definition of Original Shareholder shall be adjusted to comprise the Successors, and all obligations of the Original Shareholder contained herein shall therefore apply to the Successors, jointly.  In such event, Lílian and Vanessa hereby appoint Renato as their proxy and as their true and lawful attorney, having the power to take all acts as provided for herein in their name and on their behalf and sign all documents required for the purposes provided for in this Agreement.  For the avoidance of doubt, the proxy and power-of-attorney granted herein includes the powers to represent Lílian and Vanessa as shareholder of the Company, including the ability to sign corporate documents, vote at meetings of the Company including meetings to approve the accounts of the Company, as well as to exercise any rights inherent to a shareholder of the Company. This power of attorney shall remain in force and be irrevocable until this Agreement terminates at which point it shall be of no further effect.

12.4.       Variation. No variation of this Agreement shall be effective unless it is by way of written amendment, duly signed by all Parties.

12.5.       Forbearance and Waivers. A failure or delay by any Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, not shall it prevent or restricts any further exercise of that or any other right or remedy.

12.6.       Severability. If any Section hereof is, becomes or is deemed to be invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision, or part provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Section shall not affect the validity and enforceability of the remaining Sections, which shall remain valid and in effect until fulfillment, by the parties, of all their respective obligations provided herein.

12.7.       Assignment and Binding Effect. The Parties may not assign this Agreement, in whole or in part, without the prior written consent of the other Parties hereto, except to any Affiliate of such Party and as long as the assigning Party causes such Affiliate to enter into a Deed of Adherence. The assigning Party shall remain liable for the performance of its obligations hereunder to the fullest extent permitted by law.

12.8.       Specific Performance. Without prejudice to any other rights or remedies the Parties may have hereunder, each Party acknowledges that damages alone may not be an adequate remedy for any breach of this Agreement by any Party. Accordingly each Party shall be entitled, to the extent permitted by applicable law, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

12.9.       Expenses. Except as otherwise set forth in this Agreement, each Party shall bear its own costs and expenses (including costs and expenses related to its attorneys and other advisors) incurred as a result of this Agreement and the obligations provided for herein.

12.10.       Third Party Rights. A person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that Directors of the Company may in its own right enforce Section 4.2, subject to and in accordance with the provisions of the (Contracts) Rights of Third Parties Law, 2014.

12.11.       Communications and Notices. All notices and other communications to be made in connection with this Agreement shall be made in writing and sent to the addresses below or to other addresses to be indicated by the Parties (i) through the Registry Office of Deeds and Documents; or (ii) by registered mail:

(i)       If to Bertelsmann:

Address: Carl-Bertelsmann-Strasse 270

Gütersloh, Germany
Zip Code 33311

Phone: + 49 (0)5241-80-2551
E-mail: Denise.abel@Bertelsmann.de
Attn.: Ms. Denise Abel

(ii)       If to the Original Shareholder:

Address: Alameda do Morro, nº 85, Edifício Zeus, apartment 500, Vila da Serra,
Nova Lima/MG,
Zip Code 34006-083
Phone: +55 32 98406-1036
E-mail: nicolauesteves@afyaeducacional.com.br / sergio.botrel@analiseestrategica.com.br
Attn.: Mr. Nicolau Esteves

(iii)       If to the Successors:

Address: Alameda do Morro, nº 85, Edifício Zeus, apartment 500, Vila da Serra,
Nova Lima/MG,
Zip Code 34006-083
Phone: +55 32 98406-1030
E-mail: renato@afyaeducacional.com.br / sergio.botrel@analiseestrategica.com.br
Attn.: Mr. Renato Esteves

12.11.1.       The change of a recipient, address, or any information above should be promptly communicated in writing to the other Parties as provided for herein; if such communication is not made, any notice or communication delivered to the recipients or at the addresses indicated above shall be deemed duly made and received.

13.       NO POLITICAL AFFILIATION

13.1.       The Parties represent, warrant and undertake that they have not and will not engage directly or indirectly in political parties or campaigns whether within the Federal Republic of Brazil or any other territory, including but not limited to joining a political party, providing sponsorship, making donations, granting of incentives, or providing any other form of financial or other emolument to a political party, political entity or politician.

Executed and delivered as a DEED:

Shareholders:

/s/ Nicolau Carvalho Esteves
NICOLAU CARVALHO ESTEVES

Witnessed by

/s/ Rodrigo de Moura Salles Proença
Print Name: Rodrigo de Moura Salles Proença

/s/_Rosângela de Oliveira Tavares
ROSÂNGELA DE OLIVEIRA TAVARES

Witnessed by

/s/ Rodrigo de Moura Salles Proença
Print Name: Rodrigo de Moura Salles Proença

BERTELSMANN SE & CO. KGAA

/s/ Joern Caumanns
Name: Joern Caumanns
Hold office: EVP M&A

/s/ Denise Abel
Name: Denise Abel
Hold office: SVP Corporate Legal

Successors:

/s/ Renato Carvalho Esteves
RENATO CARVALHO ESTEVES

Witnessed by

/s/ Rodrigo de Moura Salles Proença
Print Name: Rodrigo de Moura Salles Proença

/s/ Lílian Tavares Esteves de Carvalho
LÍLIAN TAVARES ESTEVES DE CARVALHO

Witnessed by

/s/ Rodrigo de Moura Salles Proença
Print Name: Rodrigo de Moura Salles Proença

/s/ Vanessa Carvalho Esteves

VANESSA CARVALHO ESTEVES

Witnessed by

/s/ Rodrigo de Moura Salles Proença
Print Name: Rodrigo de Moura Salles Proença

EXHIBIT 1

DEED OF ADHERENCE TO THE SHAREHOLDERS’ AGREEMENT
OF AFYA LIMITED

Date: [•]

[NAME], , [full address] (“[●]”), by means of this Deed of Adherence in respect of AFYA LIMITED, an exempted company incorporated under the laws of the Cayman Islands, whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Company”), hereby agrees to adhere to the Shareholders’ Agreement of the Company entered into by and among the Parties as defined therein dated [●] (the “Shareholders’ Agreement” and the parties thereto, including any subsequent further joiners by way of Deed of Adherence, the "Existing Shareholders") attached hereto as Exhibit 2 A for the purposes of Section 2.3 of the Shareholders’ Agreement.

Agreed to by the Existing Shareholders, and executed and delivered as a DEED:

_______________________________________________
[•]

Company, acting on behalf of the Existing Shareholders.

_______________________________________________
[•]

Witnessed by

_______________________________________________
Print Name: